Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of EZGO Technologies Ltd. (the “Company”) of our report dated January 17, 2025, with respect to our audit of the consolidated balance sheet of the Company as of September 30, 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended, and the related notes, which report appears in the Company’s Annual Report on Form 20-F for the year ended September 30, 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas
November 26, 2025